Exhibit 99.1

Lincoln Educational Services Reports First Quarter 2022 Results

Conference Call Today at 10 a.m. ET

PARSIPPANY, N.J., May 9, 2022 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today, reported operating and financial results for the first quarter as well as recent business developments.

First Quarter 2022 vs First Quarter 2021 Financial Highlights and Recent Operating Developments

•	Revenue of $82.6 million, up 5.8% compared to prior year
•	Adjusted EBITDA* of $2.4 million, compared to $5.4 million in prior year
•	Average student population up 4.4%
•	Beginning period population up 6.0%
•	Reiterating 2022 guidance for all metrics including student starts, revenue, Adjusted EBITDA, net income and capital expenditures

*See Use of “Non-GAAP Financial Information” below.

“Our first quarter performance reflects the strong demand for Lincoln’s programs despite an exceptionally tight labor market and significant wage inflation,” commented Scott Shaw, President & CEO. “While our number of enrolled students increased year over year, new student starts decreased slightly by less than 200 as compared to the year ago period, a shortfall that is expected to reverse in the second quarter.  Our profitability for the quarter was consistent with our expectations as we increased marketing, program development and other investments to support our growth.”

“Despite the continuing challenges that the labor market and wage inflation create, we remain confident that we will achieve our full year growth objectives in line with our guidance. Our confidence is based on the strong demand for our graduates by employers, a growing number of corporate partnerships, the ability to access the population of high school graduates as the pandemic restrictions ease, execution of our growth initiatives and the successful strategies Lincoln employed during the period of low unemployment prior to the pandemic.”

“We expect to reach an even larger number of students upon effectuating current initiatives to make additional programs available at existing campuses and establish new campuses in markets that we have identified as being underserved. The closing of the sale of our existing Nashville campus, which we now expect to occur during Q3, will provide the opportunity to develop a purpose-built campus in Nashville that will service the needs of students, partners and employers for many years to come. We begin these initiatives to further expand our business from a position of financial strength, including over $65 million of cash on hand, our strong operating cash flow, and the addition of approximately $34 million in net cash proceeds from the sale of Nashville campus assuming consummation.”

“Concurrent with our campus and program expansion initiatives, we have increased our level of internal operational investments. Centralizing critical organizational infrastructure and functions will create long-term efficiencies and expedite the process of enrolling students so they can begin building their careers. As we celebrate our 75th year, I believe we are positioning Lincoln to achieve success for another 75 years as we graduate more students into high paying and fulfilling careers that are helping American industry close the immense skills gap”

2022 FIRST QUARTER FINANCIAL RESULTS
(Quarter ended March 31, 2022 compared to quarter ended March 31, 2021)

•
Revenue increased $4.6 million, or 5.8%, to $82.6 million from $78.0 million in the prior year comparable period.  The main component of the increase was a 4.4% increase in average student population, driven by the higher beginning population of approximately 740 more students at the start of 2022 than in 2021.  In addition, average revenue per student rose 1.3% over the prior year contributing to the revenue growth.

•
Educational services and facilities expense increased $3.9 million, or 11.9%, to $36.2 million from $32.3 million in the prior year comparable period.  Increased costs were primarily concentrated in instructional expense and facilities expense.

Instructional salaries increased mainly due to market adjustments and larger staffing levels, as a result of population growth, program expansion and return to normalized levels of in person instruction post-COVID-19 restrictions.  Furthermore, consumable prices rose sharply because of the on-going inflation spike and supply-chain shortages.

Facility expenses increased with the addition of approximately $0.8 million of rent expense from the sale leaseback transaction relating to our Denver and Grand Prairie campuses consummated in the fourth quarter of 2021 and higher maintenance costs.

•
Selling, general and administrative expense increased $7.1 million, or 17.8% to $46.7 million from $39.6 million.  The year over year increase results from (a) the $3.0 million benefit to bad debt expense in 2021 from the forgiveness of accounts receivables from students impacted by COVID-19 provided for by the CARES Act, (b) additional marketing investments of $1.2 million, (c) $0.9 million related to stock compensation and severance expense, and (d) one-time expenses related to the initiatives to streamline operations of approximately $0.8 million.

•
Benefit for income taxes of $0.6 million compared to a provision for income taxes of $1.2 million.  The benefit in the current quarter was primarily due to a pre-tax book loss and an increase in a discrete item relating to restricted stock vesting.

FIRST QUARTER SEGMENT RESULTS

Transportation and Skilled Trades Segment
Revenue increased $3.1 million, or 5.6% to $58.8 million from $55.7 million in the prior year comparable period.  The increase was driven by a 6.3% increase in average student population mainly due to starting the year with approximately 730 more students than in the prior year comparable period.

Adjusted EBITDA was $8.5 million compared to $11.8 million in the prior year. The current quarter includes $0.8 million of additional rent expense related to the sale leaseback transaction related to our Denver and Grand Prairie campuses.

Healthcare and Other Professions Segment
Revenue increased $1.5 million, or 6.5% to $23.8 million from $22.3 million in the prior year comparable period.  The increase was primarily the result of a 5.3% increase in average revenue per student.

Adjusted EBITDA was $1.5 million compared to $2.3 million in the prior year.

Corporate and Other
This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and other expenses were $8.9 million compared to $9.3 million in the prior year.  The decrease in expense was primarily driven by reduction in incentive compensation, partially offset by stock compensation and severance expense.

FULL YEAR 2022 OUTLOOK

Based on currently available information and trends, the Company anticipates low double-digit start growth in the second quarter.  The Company remains confident in its ability to achieve its 2022 goals and is reiterating its full year 2022 guidance as follows:

•	Revenue in the range of $350 million to $365 million
•	Student start growth in the range of 5% to 10%
•	Adjusted EBITDA* in the range of $35.0 million to $40.0 million
•	Net Income in the range of $17.0 million to $22.0 million
•	Capital expenditures in the range of $7.0 million to $9.0 million

*See Use of “Non-GAAP Financial Information” below

The 2022 guidance excludes the impact of the contemplated consummation of the sale and relocation of the Nashville, Tennessee campus, which is under contract for sale subject to various closing conditions, as well as additional costs associated with a new potential campus.  The outlook is based on, among other things, current enrollment trends and does not account for the impact from continuing COVID-19 issues or any new COVID-19 variants.  Accordingly, this guidance may be revised as the year unfolds due to changes in student demand and other factors.

CONFERENCE CALL INFO
Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time to discuss results.  To access the live webcast of the conference call, please go to the Investor Relations section of Lincoln’s website at http://www.lincolntech.edu.
Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 5333478.
Please log in or dial into the call at least 10 minutes prior to the start time.

•	An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.
•	A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 5333478.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION
Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education helping to provide solutions to America’s skills gap.  For 75 years, Lincoln has offered and continues to offer recent high school graduates and working adults degree and diploma programs.  The Company operates under two reportable segments: Transportation and Skilled Trades and Healthcare and Other Professions. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolntech.edu.

FORWARD-LOOKING STATEMENTS
Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts, including those made in a conference call, may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies and projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. Such forward-looking statements include the Company’s current belief that it is taking appropriate steps regarding the pandemic and that student growth will continue. The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based including, without limitation, impacts related to the COVID-19 pandemic, our inability to close on the sale of our Nashville campus; our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; the COVID-19 pandemic and its impact on our business and the U.S. and global economics; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

 (Tables to Follow)
(In Thousands)

	Three Months Ended March 31, (Unaudited)
	2022	2021

REVENUE	$82,554	$77,996
COSTS AND EXPENSES:
Educational services and facilities	36,196	32,344
Selling, general and administrative	46,684	39,633
Total costs & expenses	82,880	71,977
OPERATING (LOSS) INCOME	(326)	6,019
OTHER:
Interest expense	(43)	(285)
(LOSS) INCOME BEFORE INCOME TAXES	(369)	5,734
(BENEFIT) PROVISION FOR INCOME TAXES	(641)	1,245
NET INCOME	$272	$4,489
PREFERRED STOCK DIVIDENDS	304	304
(LOSS) INCOME AVAILABLE TO COMMON STOCKHOLDERS	$(32)	$4,185
Basic and Diluted
Net (loss) income per share	$(0.00)	$0.13
Weighted average number of common shares outstanding:
Basic and Diluted	25,721	24,889

Other data:

Adjusted EBITDA (1)	$2,441	$5,413
Depreciation and amortization	$1,528	$1,901
Number of campuses	22	22
Average enrollment	12,884	12,336
Stock-based compensation	$1,239	$493
Net cash used in operating activities	$(14,367)	$(8,299)
Net cash used in investing activities	$(1,045)	$(1,219)
Net cash used in financing activities	$(2,296)	$(1,766)

Selected Consolidated Balance Sheet Data:	March 31, 2022 (Unaudited)

Cash and cash equivalents	$65,599
Current assets	113,028
Working capital	57,981
Total assets	287,688
Current liabilities	55,047
Series A convertible preferred stock	11,982
Total stockholders' equity	128,603

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA and Adjusted EBITDA are measures not recognized in financial statements presented in accordance with GAAP.

•	We define EBITDA as income (loss) before interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization.
•	We define Adjusted EBITDA as EBITDA plus stock compensation expense and adjustments for items not considered part of the Company’s normal recurring operations.

EBITDA and Adjusted EBITDA are presented because we believe they are useful indicators of our performance and our ability to make strategic acquisitions and meet capital expenditures and debt service requirements. However, they are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as indicators of operating performance or cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

	Three Months Ended March 31, (Unaudited)
	2022	2021

Net income	$272	$4,489
Interest expense, net	43	285
(Benefit) provision for income taxes	(641)	1,245
Depreciation and amortization	1,528	1,901
EBITDA	1,202	7,920
Stock compensation expense	1,239	493
Bad Debt - CARES Impact	-	(3,000)
Adjusted EBITDA	$2,441	$5,413

	Three Months Ended March 31, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions		Corporate
	2022	2021	2022	2021	2022	2021

Net income (loss)	$7,245	$12,324	$1,306	$2,949	$(8,279)	$(10,784)
Interest expense, net	-	-	-	-	43	285
(Benefit) provision for income taxes	-	-	-	-	(641)	1,245
Depreciation and amortization	1,244	1,672	154	116	130	113
EBITDA	8,489	13,996	1,460	3,065	(8,747)	(9,141)
Stock compensation expense	-	-	-	-	1,239	493
Bad Debt - CARES Impact	-	(2,200)	-	(800)	-	-
Adjusted EBITDA	$8,489	$11,796	$1,460	$2,265	$(7,508)	$(8,648)

	Three Months Ended March 31,
	2022	2021	% Change
Revenue:
Transportation and Skilled Trades	$58,784	$55,670	5.6%
Healthcare and Other Professions	23,770	22,326	6.5%
Total	$82,554	$77,996	5.8%

Operating (Loss) Income:
Transportation and Skilled Trades	$7,245	$12,324	-41.2%
Healthcare and Other Professions	1,307	2,949	-55.7%
Corporate	(8,878)	(9,254)	4.1%
Total	$(326)	$6,019	-105.4%

Starts:
Transportation and Skilled Trades	2,178	2,339	-6.9%
Healthcare and Other Professions	1,175	1,209	-2.8%
Total	3,353	3,548	-5.5%

Average Population:
Transportation and Skilled Trades	8,519	8,032	6.1%
Leave of Absence - COVID-19	-	(15)	100.0%
Transportation and Skilled Trades [1]	8,519	8,017	6.3%

Healthcare and Other Professions	4,365	4,409	-1.0%
Leave of Absence - COVID-19	-	(90)	100.0%
Healthcare and Other Professions [1]	4,365	4,319	1.1%

Total	12,884	12,441	3.6%
Total [1]	12,884	12,336	4.4%

End of Period Population:
Transportation and Skilled Trades	8,570	8,212	4.4%
Leave of Absence - COVID-19	-	(19)	100.0%
Transportation and Skilled Trades [1]	8,570	8,193	4.6%

Healthcare and Other Professions	4,404	4,532	-2.8%
Leave of Absence - COVID-19	-	(79)	100.0%
Healthcare and Other Professions [1]	4,404	4,453	-1.1%

Total	12,974	12,744	1.8%
Total [1]	12,974	12,646	2.6%

[1]	Excluding Leave of Absence - COVID-19

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Michael Polyviou, mpolyviou@evcgroup.com, 732-933-2755
Media Relations: Tom Gibson, 201-476-0322